Exhibit 10.27

CAMBIUM NETWORKS CORPORATION

2019 SHARE INCENTIVE PLAN

Restricted Share Unit Award Notice

[Name of Holder]

You have been awarded restricted share units with respect to ordinary shares, par value $0.0001 per share (“Ordinary Shares”) of Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), pursuant to the terms and conditions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”) and the Restricted Share Unit Award Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Restricted Share Unit Award Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Restricted Share Units:	You have been awarded a restricted share unit award with respect to [ ] Ordinary Shares, subject to adjustment as provided in Section 6.2 of the Agreement.

Grant Date:	[ , ]

Vesting Schedule:	Except as otherwise provided in the Plan, the Agreement or any other agreement between the Company or any of its Subsidiaries and Holder, the Award shall vest on the one-year anniversary of the Grant Date with respect to 25% of the shares subject to the Award on the Grant Date and in twelve (12) equal quarterly installments on a quarterly basis thereafter, and only if, (i) the Company’s initial public offering occurs on or before September 30, 2019 and (ii) Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (x) employed by the Company or any of its Subsidiaries, (y) serving as a Non-Employee Director or (z) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date. Each date on which the Award shall vest is referred to herein as a “Vesting Date.”

CAMBIUM NETWORKS CORPORATION

By:

Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Cambium Networks Corporation, I hereby acknowledge receipt of the Agreement and the Plan, accept the Award granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Holder

Date

Signature Page to Restricted Share Unit Agreement

CAMBIUM NETWORKS CORPORATION

2019 SHARE INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

Cambium Networks Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the Cambium Networks Corporation 2019 Share Incentive Plan (the “Plan”), a restricted share unit award (the “Award”) with respect to the number of ordinary shares of the Company, par value $0.0001 per share (“Shares”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepts this Agreement within the Holder’s share plan account with the Company’s share plan administrator according to the procedures then in effect). In addition, in the event that the Company’s initial public offering of the Ordinary Shares does not close on or before September 30, 2019, this Award shall be forfeited as of such date.

2. Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to the Shares subject to the Award unless and until, and only to the extent, such Shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of Shares (a “Dividend Date”), then the number of Shares subject to the Award shall increase by (i) the product of the total number of Shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per Share by the Company on such Dividend Date, divided by (ii) the Fair Market Value of a Share on such Dividend Date. Any such additional Shares shall be subject to the same vesting conditions and payment terms set forth herein as the Shares to which they relate.

3. Restriction Period and Vesting.

3.1. Service-Based Vesting Condition. Except as otherwise provided in this Section 4, the Award shall vest in accordance with the vesting schedule set forth in the Award Notice if, and only if, the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (a) employed by the Company or any of its Subsidiaries; (b) serving as a Non-Employee Director or (c) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including such date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”

3.2. Termination due to Death or Disability. If Holder’s employment with the Company terminates prior to the one-year anniversary of the Grant Date by reason of the Holder’s death or a termination by the Company due to Disability, the Holder shall be entitled to a pro-rated Award. Such pro-rated Award shall be equal to 25% of the Ordinary Shares subject to the Award on the Grant Date multiplied by a fraction, the numerator of which shall equal the number of full days in the Restricted Period during which the Holder was employed by the Company and the denominator of which shall equal 365. The portion of the Award that does not become vested under this Section 3.2 shall be immediately forfeited by the Holder and cancelled by the Company.

3.3. Termination other than due to Death or Disability. Except as set forth in any employment or other agreement between the Company or any of its Subsidiaries and the Holder, if the Holder’s employment with the Company terminates prior to the end of the Restriction Period (a) by the Company for any reason other than death or Disability or (b) by the Holder by reason of the Holder’s resignation from employment for any reason, then the portion of the Award that was not vested immediately prior to such termination of employment shall be immediately forfeited by the Holder and cancelled by the Company.

3.4. Change in Control.

(a) In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control), the Award shall vest as of the date of the Change in Control and shall be settled in cash within 70 days following the Change in Control; provided, however, if the Award is considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the settlement of such Award upon the Change in Control would result in adverse tax consequences under Section 409A of the Code, then the Award shall be vested and shall be settled upon the earlier to occur of (i) the vesting schedule set forth in the Award Notice and (ii) Holder’s termination of employment.

(b) In the event of a Change in Control prior to the end of the Restriction Period pursuant to which the Award is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the shares subject to the Award and other material terms and conditions of the outstanding Award as in effect immediately prior to the Change in Control) and (i) the Holder remains continuously employed through the end of the Restriction Period or (ii) the Company terminates the Holder’s employment without Cause or the Holder resigns for Good Reason within 24 months following such Change in Control and the Holder executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, the Award shall vest and shall be settled within 70 days following the end of the Restriction Period or, if earlier, the Holder’s termination of employment in accordance with this Section 3.4(b). If, following a Change in Control, the Holder experiences a termination of employment other than as set forth in Section 3.2 or this Section 3.4(b), the Award shall be immediately forfeited by the Holder and cancelled by the Company.

3.5. Definitions.

(a) Cause. For purposes of this Award, (i) “Cause” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if the Holder is not party to an employment or similar agreement in effect on the Grant Date and which defines “Cause,” then “Cause” shall mean one or more of the following: (A) Holder’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of Holder’s position; (B) Holder’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its Subsidiaries, which act constitutes gross negligence (as such term is construed in accordance with the laws of the State of Delaware) or willful misconduct in the performance of duties to the Company or any of its Subsidiaries; (C) Holder’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of Holder at the direct or indirect expense of the Company or any of its Subsidiaries; (D) Holder’s conviction of, or plea of guilty or nolo contendere to, a felony (as such term is construed in accordance with the laws of the State of Delaware); or (E) Holder’s material and willful violation of the Company’s written policies or of Holder’s statutory or common law duty of loyalty to the Company or its affiliates that in either case is materially injurious to the Company or its Subsidiaries, monetarily or otherwise. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by Holder in bad faith or without reasonable belief that Holder’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

(b) Disability. For purpose of this Award, (i) “Disability” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if the Holder is not party to an employment or similar agreement in effect on the Grant Date and which defines “Disability,” then “Disability” shall mean Holder’s absence from the Holder’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Holder’s incapacity due to physical or mental illness, as determined by the Committee.

(c) Good Reason. For purposes of this Award, (i) “Good Reason” shall have the meaning assigned to such term in any written employment or similar agreement between the Company or any of its Subsidiaries and the Holder in effect on the Grant Date or (ii) if the Holder is not party to an employment or similar agreement in effect on the Grant Date and which defines “Good Reason,” then “Good Reason” shall mean that the Holder resigns from employment with the Company and its Subsidiaries as a result of one or more of the following reasons: (A) the Company reduces the amount of the Holder’s base salary or cash bonus opportunity (it being understood that the Board or the Committee shall have discretion to set the Company’s and the Holder’s personal performance targets to which the cash bonus will be tied), (B) the Company adversely changes the Holder’s reporting responsibilities or position as in effect as of the Grant Date or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Holder holds as of the Grant Date, or (C) the Company changes the Holder’s place of work to a location more than fifty (50) miles from the Holder’s present place of work; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Holder provides written notice to the Company of the existence of such condition not later than 60 days after the Holder knows or reasonably should know of the existence of such condition, (y) the Company fails to remedy such condition within 30 days after receipt of such notice and (z) the Holder resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.

4. Issuance or Delivery of Shares. Except as otherwise provided for herein, within 60 days after each Vesting Date, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested Shares to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the register of members of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the Shares subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, charged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, charge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any Share acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

6. Additional Terms and Conditions of Award.

6.1. Withholding Taxes. (a) As a condition precedent to the delivery of the Shares upon vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) authorizing the Company to withhold whole Shares which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (iv) any combination of (i), (ii) and (iii). Shares to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher amount as elected by the Holder and which does not raise adverse accounting consequences). Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No Shares shall be delivered until the Required Tax Payments have been satisfied in full.

6.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of Shares hereunder, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4. Delivery of Shares. Subject to Section 6.1, upon the vesting of the Award, in whole or in part, the Company shall deliver or cause to be delivered to the Holder the vested Shares in accordance with Section 3. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6.1.

6.5. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.6. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.7. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

6.8. 409A. This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly and each settlement hereunder shall be considered a separate payment. Notwithstanding any other provision in this Award, to the extent any payments hereunder constitute “nonqualified deferred compensation,” within the meaning of Section 409A, then (i) to the extent this Agreement provides for the Award to become vested and be settled upon Holder’s termination of employment, the applicable Award shall be settled upon Holder’s “separation from service” (within the meaning of Section 409A of the Code) even if the Award vests upon an earlier termination of employment and (ii) if Holder is a specified employee (within the meaning of Section 409A of the Code) as of the date of Holder’s separation from service, each such payment that is payable upon Holder’s separation from service and would have been paid prior to the six-month anniversary of Holder’s separation from service, shall be delayed until the earlier to occur of (A) the six-month anniversary of Holder’s separation from service and (B) the date of Holder’s death.

6.9. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Cambium Networks Corporation, Attn: Share Administration, 3800 Golf Rd Ste 360, Rolling Meadows, IL 60008, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.10. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto shall be governed by the laws of the Cayman Islands and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.11. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

6.12. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the Shares subject to this Award and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to such Shares, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.13. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.15. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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